Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Lancer Corporation:

We consent to incorporation by reference in the registration statement (No. 333-36393) on Form S-8 of Lancer Corporation of our report dated March 23, 1999, relating to the consolidated balance sheets of Lancer Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of income, shareholders equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and related consolidated financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Lancer Corporation.







                                                              KPMG LLP



San Antonio, Texas
March 23, 1999